Exhibit 23.1

    CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Adobe Systems Incorporated:

    We consent to incorporation herein by reference of our report dated December 14, 1999, relating to the consolidated balance sheets of Adobe Systems Incorporated and subsidiaries as of December 3, 1999 and November 27, 1998, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 3, 1999, and the related schedule, which report appears on the December 3, 1999, annual report on Form 10-K of Adobe Systems Incorporated.

/s/ KPMG LLP
Mountain View, CA
June 16, 2000